                               LICENSE AGREEMENT

THIS AGREEMENT made in duplicate effective the lst day of April, 2000, between:

        Aquatex Group Industrie S.A., a corporation organized under the laws of the commonwealth of the Bahamas (hereinafter called "Agisa")

                                                               OF THE FIRST PART

                                     -and -

        HydroFlo, Inc., a corporation organized under the laws of the State of
        North Carolina, USA (hereinafter called "HydroFlo")

                                                              OF THE SECOND PART

WHEREAS Agisa is the owner of proprietary physical technology in the aeration of gases into liquids, which is useful in the treatment of wastewater and other water-based pollution, as well as other industrial applications; and

WHEREAS HydroFlo wishes to exploit the market for the sale of products embodying such technology; and

WHEREAS HydroFlo wishes to obtain a non-exclusive license to manufacture and market such products in the United States of America and Agisa is willing to grant such license;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the representations and warranties and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree each with the other as follows:

ARTICLE 1 - DEFINITIONS

1.01 The terms hereinafter defined shall, for all purposes of this Agreement, have the meaning hereinafter specified unless the context otherwise requires:

"Annual Gross Revenue" means the gross sales of HydroFlo to independent third parties derived from any sale, rental, lease, or hire of Products before the deduction of any expenses or taxes, starting from the date of this Agreement, calculated in accordance with generally accepted United States of America accounting standards, in each Fiscal Period, calculated by reference to
HydroFlo's invoice price, f.o.b. factory, after deduction of freight charges and sales, use, and other similar taxes borne by HydroFlo. Sales of ancillary equipment sold at fair market value in conjunction with the Products shall not be included in the definition of Annual Gross Revenue.

"Dollars" means the lawful currency of the United States of America and is the only currency referred to in this Agreement.

"Fiscal Period" means the fifteen-month period ending June 30,2001 and each successive twelve-month period thereafter during the term of this Agreement and any extension thereof.

"Improvements in Technology" means any part or combination of parts, processes, steps, or methods of use which affect the Technology in any one or more of the following ways: improves performance, increases service life, broadens applicability, increases marketability, and falls within the claims of the related patents of Agisa.

"License" means those rights granted to HydroFlo by Agisa in Article 2 herein.

"Minimum Royalty" means the minimum Royalty payment by HydroFlo to Agisa of
$15,000, $20,000, $25,000, $35,000, and $50,000 in the first, second, third, fourth, and fifth Fiscal Periods of this Agreement respectively, to be paid annually in advance within thirty (30) days of the beginning of each Fiscal
Period of this Agreement.

"Products" means any equipment or service based on or derived from the
Technology or Improvements in Technology.

"Royalty" means the amount in cash equal to the Royalty Rate multiplied by the
Annual Gross Revenue of HydroFlo, to be paid by HydroFlo to Agisa, calculated and paid annually in arrears within sixty (60) days of the end of each Fiscal
Period of this Agreement, and includes the annual Minimum Royalty payment for such Fiscal Period as a portion thereof, and is payable to Stephen R. Black,
Barrister and Solicitor, in Trust.

"Royalty Rate" means five (5) percent of the first five million dollars
($5,000,000 USD) of the Annual Gross Revenue of HydroFlo of each Fiscal Period, four (4) percent of the second five million dollars ($5,000,000) of the Annual
Gross Revenue of HydroFlo of each Fiscal Period, and three (3) percent of the remainder thereafter of the Annual Gross Revenue of HydroFlo of each Fiscal
Period.

"Technology" means the technology that is described in U.S. Patents 5,460,731 and 5,601,724, together with all related procedures, processes, methods, formulae, know-how, trade secrets, and other commercial confidential information and intellectual property generally respecting the production thereof, including all notes, charts, diagrams, drawings, and other writings in respect thereof and the copyright thereof, but not including anything which is lawfully in the public domain.

"Territory" means the human and animal wastewater treatment and cooling tower market segments of the united States of America and any order of Product from any other licensee of the Technology.

ARTICLE 2 - GRANT OF LICENSE

2.0l Subject to all of the terms of this Agreement, Agisa hereby grants to
HydroFlo the non-exclusive right and license to manufacture, sell, rent, lease, and hire Products within the Territory and HydroFlo hereby accepts such License and agrees to so act.

2.02 HydroFlo agrees that it shall not export the Products from the Territory or knowingly sell to others for resale or reshipment outside the Territory.

2.03 The rights granted herein to HydroFlo may be exercised by HydroFlo within the Territory only.

2.04 HydroFlo hereby acknowledges that any rights not specifically and expressly granted to HydroFlo herein are expressly reserved by Agisa and may be exploited by Agisa without limitation. Any such use or exploitation by Agisa of any such reserved rights shall in no way be deemed to be an interference with or infringement upon any of HydroFlo's rights hereunder nor a breach of this
Agreement.

2.05 HydroFlo may not sub-license, assign, transfer, or lease either this
Agreement or any of its rights hereunder to any third party, directly or indirectly, in whole or in part, without the prior consent in writing of Agisa, which may be withheld at its sole discretion.

ARTICLE 3 - ROYALTY AND MINIMUM ROYALTY

3.01 In consideration of the granting of the License, HydroFlo hereby agrees to pay the Royalty and Minimum Royalty amounts to Agisa when due.

3.02 Any correction in the calculation of Annual Gross Revenue occasioned by the independent audit required in Article 3.05 herein shall be settled between the parties within fifteen (15) days of the issuance of such audit report.

3.03 In the event that a Royalty or Minimum Royalty payment is not paid within fifteen (15) days of becoming due, then HydroFlo shall pay to Agisa interest on the unpaid amount thereof at a rate equal from time to time to the us Federal
Reserve Discount Rate plus two (2) percent per annum, such interest to start to be calculated when such unpaid amount first became due, and continue until such amounts, and accumulated interest, have been paid.

3.04 All reasonable costs, charges, and expenses of Agisa, including legal fees determined on an attorney and his own client basis, incurred in realizing, enforcing, or recovering any unpaid Royalty or Minimum Royalty from HydroFlo shall be payable to Agisa by HydroFlo.

3.05 HydroFlo hereby agrees to provide to Agisa a professional independent audit report of the correctness of the amount of Annual Gross Revenue of HydroFlo within ninety (90) days of the end of each Fiscal Period of this Agreement.

ARTICLE 4 - TERM

4.01 The term of this Agreement shall be from the date of this Agreement until
June 30, 2005.

4.02 This Agreement shall be automatically renewed for one additional five-year term upon the achievement of at least five million dollars ($5,000,000) of
Annual Gross Revenue in any Fiscal Period during the first term of this
Agreement.

4.03 Upon thirty (30) days receipt of a Notice of Default in writing issued to
HydroFlo by Agisa, this Agreement shall terminate without further notice upon the occurrence of anyone or more of the following events, unless such event has been cured within such thirty (30) day period:

(a) the bankruptcy or insolvency of HydroFlo or the appointment of a receiver to take possession of all or substantially all of the assets of HydroFlo or the assignment of all or substantially all of the assets of HydroFlo for the benefit of creditors generally;

(b) a reduction of voting equity ownership in HydroFlo by Dennis Mast to less than 50% of the total of outstanding voting shares that is not consented to in writing by Agisa, such consent not to be unreasonably withheld;

(c) the failure of HydroFlo to provide to Agisa a professional independent audit report of the correctness of the amount of Annual Gross Revenue of HydroFlo within ninety (90) days of the end of each Fiscal Period of this Agreement as agreed in Article 3.05 herein;

(d) the conviction of HydroFlo of a criminal offense that is so serious as to bring Agisa into disrepute in the Territory by the continued operation of this
Agreement;

(e) the failure of payment by HydroFlo to Agisa of the Royalty or Minimum
Royalty or corrected Royalty in accordance with Article 3.02 herein when due that is not remedied to Agisa's satisfaction within said thirty days or in accordance with an Arbitrator's decision in accordance with Article 12.15 herein; and

(f) upon notice by Agisa of any violation of Agisa's rights to the Technology or
Improvements in Technology by HydroFlo that is not remedied to Agisa's satisfaction within said thirty days or in accordance with an Arbitrator's decision in accordance with Article 12.15 herein.

Such automatic termination without further notice shall be stayed and postponed until fifteen (15) days after issuance of an Arbitrator's decision in accordance with Article 12.15 herein, if HydroFlo requests such arbitration before the expiry of the thirty (30) day notice period herein.

4.04 At the termination of this Agreement or any extension thereto, HydroFlo shall:

(a) forthwith pay to Agisa any and all royalties exigible to the date of such termination, but in the event that HydroFlo has sold, rented, leased, or hired any Products whereby revenue is payable in a future fiscal period or periods,
HydroFlo shall pay Royalties in respect thereof as if all such revenues had actually been received by HydroFlo on the date of such termination;

(b) immediately and forever thereafter cease and desist from any further manufacturing, selling, renting, leasing, or hiring of the Products, save but the orderly disposition of inventory of Products existing at the time of such termination;

(c) return forthwith to Agisa any confidential information of Agisa in its possession; and

(d) henceforth not, on its own behalf or on behalf of any other person, partnership, corporation, or other entity, directly or indirectly or through any affiliate carry on, be engaged in, or otherwise be involved in any business similar to or in competition with the business of Agisa in the Territory.

4.05 Upon thirty (30) days receipt of a Notice of Default in writing issued to
Agisa by HydroFlo, this Agreement shall terminate without further notice upon the bankruptcy of Agisa, unless such event has been cured within such thirty
(30) day period.

4.06 At any time after the termination of this Agreement or any extension thereto, HydroFlo hereby grants to Agisa the right to purchase for cash all of
HydroFlo's inventory of Products and spare parts therefore at HydroFlo's book value, and thereafter HydroFlo shall immediately and forever thereafter cease and desist from any further manufacturing, selling, renting, leasing, or hiring of the Products.

ARTICLE 5 - CONDITIONS PRECEDENT TO AGREEMENT COMING INTO FORCE

5.01 The following terms are conditions precedent to the coming into force of this Agreement, which must be satisfied within fifteen (15) days of execution of this Agreement by HydroFlo:

(a) the payment of the Minimum Royalty for the first Fiscal Period by HydroFlo to Agisa, payable to Stephen R. Black, Barrister and Solicitor, in Trust; and

(b) the provision to Agisa of evidence from HydroFlo of its incorporation, organization, and ownership that is acceptable to Agisa in writing.

5.02 Upon Article 5.01 herein being satisfied, Agisa shall forthwith furnish to
HydroFlo such technical information as it requires to use the Technology during the term of this Agreement. All costs and expenses of such technical assistance shall be borne by HydroFlo.

ARTICLE 6 - CONFIDENTIAL INFORMATION

6.01 Each party hereto acknowledges that the confidential information to be disclosed to it by the other party comprises an important and valuable asset of such party and that any removal, disclosure, or other unauthorized use of any of the confidential information by the other party would do irreparable damage to such party.

6.02 Each, party hereto represents that it will obtain agreements with its present and future employees and agents so as to protect the confidential information of the other party that it becomes obligated to protect in a confidential relationship. Each party, when receiving such confidential information from the other party, shall protect such confidential information with the same degree of care that it would employ to safeguard its own confidential information from an unauthorized use or disclosure.

6.03 Each party hereto hereby covenants that it will not, on its own behalf or on behalf of any other person, partnership, corporation or other entity, directly or indirectly, use or disclose the confidential information of the other party, unless required to do so by operation of law.

ARTICLE 7 - OWNERSHIP OF TECHNOLOGY

7.01 HydroFlo acknowledges that the Technology shall remain, and all
Improvements in Technology whether made or conceived by HydroFlo alone or in conjunction with Agisa shall become, the property of Agisa. HydroFlo hereby assigns and transfers to Agisa any and all Improvements in Technology made or conceived in whole or in part by HydroFlo, whether alone or jointly with others.

7.02 HydroFlo covenants that it shall secure agreements with all its present and future employees and agents that any and all improvement's, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the employee or agent, either alone or jointly with others, during the period of the employment which are related to or useful in the business of HydroFlo, or result from tasks assigned to the employee or agent by HydroFlo, or result from use of premises owned, leased or contracted for by HydroFlo, are the property of HydroFlo. To the extent necessary to ensure that all Improvements in Technology become the property of Agisa, HydroFlo hereby assigns to Agisa the benefit of all such agreements between HydroFlo and its employees and agents.

ARTICLE 8 - COVENANTS OF HYDROFLO

8.01 At its own expense, HydroFlo shall use its best efforts and skill to manufacture, market, and sell the Products.

8.02 HydroFlo shall have full responsibility for all of its sales and shall be solely responsible for billing and collecting from its customers. HydroFlo's payments to Agisa shall be made without regard to HydroFlo's collections from its customers.

8.03 HydroFlo shall not, on its own behalf or on behalf of any other person, partnership, corporation, or other entity, directly or indirectly or through any affiliate carry on, be engaged in, or otherwise be involved in any business similar to or in competition with the business of Agisa anywhere in the world, save and except pursuant to this Agreement.

8.04 HydroFlo shall keep and maintain at its regular place of business complete written books and records of all business transacted by HydroFlo in connection with the Products, including but not limited to books and records relating to:

(a)   revenues from any sale, rental, lease, or hire of Products;

(b)   testing results of the Products;

(c)   all enhancements, modifications, and "spare parts" of the Products prepared or sold by HydroFlo;

(d)   the name and address of each purchaser of the Products and the date of purchase of such Products; and

(e)   HydroFlo's current inventory of Products, and replacement parts therefor.

Such books and records shall be maintained in accordance with generally accepted accounting and business practices and principles applicable in the Territory, consistently applied. During the term of this Agreement and for a period of twelve months thereafter, Agisa or its duly appointed agents or representatives shall have the right to inspect and audit said books and records at HydroFlo's premises during the regular business hours at Agisa's expense, provided that
Agisa shall give HydroFlo at least three (3) days advance written notice of its intention to do so.

8.05 HydroFlo shall conduct the promotion and marketing of the Products in the
Territory with due care and diligence, and shall cultivate and maintain good relations with its customers and potential customers in accordance with sound commercial principles.

8.06 HydroFlo hereby covenants and agrees to protect and indemnify Agisa and its directors, officers, employees, and agents against all losses (other than loss of sales), claims, damages, liabilities, costs or expenses of any kind caused or incurred, directly or indirectly, by reason of or arising out of any guarantees, warranties, and representations associated with the Products made by HydroFlo in the Territory.

8.07 In the event that a claim is made in the United states by another party against HydroFlo or by HydroFlo against another party with respect to a matter concerning the Products or the Technology that is not covered elsewhere in this
Agreement, then Agisa shall assist HydroFlo defend or prosecute such claim as requested, and the costs of such assistance, including the fees and expenses of all lawyers, accountants, engineers, consultants, and lay and expert witnesses incurred by Agisa shall be borne by HydroFlo.

ARTICLE 9 - TRADEMARK MATTERS

9.01 HydroFlo shall not have any right to use, and hereby covenants and agrees not to use, within and without the Territory, Agisa's trademarks relating to the
Products, whether now in existence or developed in the future, and in particular the trademark "Agisa" and "Aquatex", in promoting the sales of the Products in the Territory.

ARTICLE 10- PATENT AND TECHNOLOGY MATTERS

10.01 In the event that any party shall have knowledge that the patent and other technology rights herein referred are being infringed or otherwise abused, or if any third party impugns the validity of any patent of Agisa, such knowledge shall promptly be transmitted to Agisa.

10.02 In the event that a claim is made in the United States by another party that the Products or the Technology infringes on any alleged or asserted patent, copyright, or proprietary right of any person, then Agisa shall defend such third party claim, continue or discontinue any such claim, and at its own expense compromise or settle such claim, and the costs of such defence, settlement, or compromise, including the fees and expenses of all lawyers, accountants, engineers, consultants, and lay and expert witnesses, including any such costs incurred by HydroFlo, shall be borne by Agisa.

10.03 HydroFlo covenants and agrees to assist Agisa in any prosecution or defence conducted by Agisa pursuant to Article 10.02 herein, and agrees to be available to meet with representatives of Agisa and its counsel at all reasonable times, and to provide to or prepare as necessary and provide to Agisa all reports, documents, drawings, archives, and other things related to the origin and history of the Technology that may be available to HydroFlo, all at the cost of Agisa.

10.04 In the event that a final determination by a court of competent jurisdiction, or by virtue of any compromise or settlement of any claim referred to in article 10.02 herein, establishes that the Products or the Technology infringes upon the patent, copyright, or other proprietary right of any third party, then Agisa at its expense shall procure from such third party the title to, or a right, license, or other interest in such patent, copyright, or proprietary right of the third party, and at no cost to HydroFlo shall assign to
HydroFlo, to the extent necessary to enable HydroFlo fully to enjoy the License granted hereunder, an interest in the interest so acquired by Agisa from such third party.

10.05 HydroFlo shall not contest the ownership of the Technology hereunder, nor of any of the rights of Agisa under which this License is granted; nor will
HydroFlo willingly become an adverse party to litigation in which others shall so contest the Products, patents, or Agisa's said rights. HydroFlo further acknowledges that Agisa owns all right and title to the Technology, including any modifications, improvements, and enhancements thereto, and the right to grant the rights of the License to HydroFlo.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES OF AGISA

Agisa hereby represents and warrants to HydroFlo, and acknowledges that HydroFlo is relying upon such representations and warranties in connection with the
Agreement contemplated herein, that:

11.01 Agisa has all the requisite power, capacity, and authority to carry out the provisions hereof.

11.02 No person, firm or corporation, except that of Agisa itself, now has any agreement or option, or right or privilege (whether pre-emptive or contractual)
capable of becoming an agreement, for the marketing, distribution, purchase, or sales of the Product in the Territory.

11.03 All necessary action has been taken to authorize the adoption of this
Agreement by Agisa so as to constitute a valid and binding obligation upon Agisa enforceable against Agisa by HydroFlo in accordance with its terms.

11.04 The entering into of this Agreement will not result in any violation of any terms or conditions of any undertaking or agreement, written or oral, to which Agisa will become a party or which Agisa may become a party by which it will be bound.

11.05 Agisa has and will continue to have all propriety rights of the
Technology, either by ownership or exclusive license, and covenants to defend the continued enjoyment of those exclusive rights in the Territory"

11.06 Agisa represents that it is not a party of any litigation that is relevant to the subject matter of this Agreement, nor is any such litigation pending.

11.07 Agisa covenants that all modifications and improvements of the Technology developed by it will be subject to this Agreement.

11.08 Agisa represents that the license rights to the Technology granted to its former subsidiary, Aquatex Corporation in Canada, have been terminated.

                                       10

ARTICLE 12 - GENERAL

12.01 There are not and shall not be any oral statements, representations, warranties, undertakings, or agreements between the parties relating to the subject matter hereof. This Agreement may not be amended or modified in any respect except by written instrument executed by all of the parties hereto.

12.02 Time shall be of the essence of this Agreement and every part hereof provided that the time for doing or completing any matter provided for herein may be extended or abridged.

12.03 This Agreement shall be governed by and performed, construed and enforced in accordance with the laws of the Province of Alberta, Canada. HydroFlo irrevocably attorns to the exclusive jurisdiction of the Alberta Courts for the purposes of this Agreement. Agisa irrevocably attorns to the exclusive jurisdiction of both the Alberta and any American Court for the purposes of this
Agreement.

12.04 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.05 Either party may waive in whole or in part non-compliance with any of the conditions herein or extend the time for compliance therewith without prejudice to its rights in respect of any other condition or conditions or any other subsequent breach or non-compliance.

12.06 The parties hereto shall take such further steps and execute or cause to be executed such documents as may be required in order to implement or further evidence the foregoing obligations and covenants.

12.07 Nothing in this Agreement shall be construed as having created a principal-agent or employer-employee relationship between the parties. For purposes of greater certainty, HydroFlo cannot enter into a contract on behalf of Agisa.

12.08 HydroFlo may not assign its interest in this Agreement, in whole or in part, without the prior consent in writing of Agisa, which may be withheld at its sole discretion.

12.09 This, Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.10 Articles 3.03, 3.04, 4.04, 4.06, and all of Articles 6, 7, 9, and 10
herein shall survive the termination of this Agreement and shall continue in full force and effect for the benefit of the parties.

                                       11

12.11 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all parties so long as at least one counterpart is executed by each party.

12.12 Words importing the singular number only in this Agreement shall include the plural number and vice versa and words importing one gender only in this
Agreement shall include individuals, partnerships, corporations, and any other entities, legal or otherwise.

12.13 No party shall be in breach of this Agreement if there is any total or partial failure of performance by it or its duties and obligations occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature, and any reason beyond the control of such party.

12.14 Any formal notice required to be given to a party of this Agreement by the other party shall be given to the following addresses or such successor address as may be advised in writing in the future by such party:

(a)  In the case of Agisa: #702, 21- 10405 Jasper Avenue, Edmonton, Alberta,
     Canada T5J 3S2.

(b)  In the case of HydroFlo: 2505 Dairymple Street, Sanford, NC 27330, USA.

12.15 All differences or disputes which arise between the parties and whether during or after the termination of this Agreement and whether in relation to the interpretation of the Agreement or to any act or omission of any party to the dispute or to any act which ought to be done by the parties in dispute or in relation to any other matter whatsoever touching the subject matter of this
Agreement shall be referred to a single arbitrator to be agreed upon by the parties to the dispute and in default of agreement to a single arbitrator appointed pursuant to the Arbitration Act (Alberta) then in force, with the place of arbitration to be determined by agreement of the parties or in accordance with said Act. The award or determination which shall be made by such arbitrator shall be final and binding upon the parties thereto and their assigns and there shall be no appeal from such award or determination. This Agreement shall be subject to the 1958 Convention of the Recognition and Enforcement of
Foreign Arbitral

                                       13

Award. The arbitrator shall also make a determination of liability as between the parties of the costs of such arbitration. Further, such arbitrator may order the termination of this Agreement in the event of serious misconduct on the part of one of the parties that has caused or is likely to cause irreparable or grave harm to the other.

12.16 Each party acknowledges that if they violate the provisions of this
Agreement, the other party may suffer immediate and irrevocable harm for which damages would be an inadequate remedy. That other party shall be entitled to equitable relief, including injunction and specific performance, and if this
Agreement is breached, all parties consent to the preliminary or ex-parte issuance of such relief by any court of appropriate jurisdiction. No failure or delay by a party in exercising any right, power or privilege shall operate as a waiver of any right to such equitable relief.

12.17 The parties acknowledge that a facsimile/telefax copy of this Agreement may be executed by each respective party at different places and at different times. All duly endorsed and acknowledged facsimile documents shall be considered as original documents and shall constitute binding and enforceable instruments.

12.18 Headings are included in this Agreement for convenience of reference only and shall not affect the interpretation hereof.

IN WITNESS THEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                                    AQUATEX GROUP INDUSTRIE S.A.

                                                    Per:
                                                        ------------------------
                                                        Stephen R. Black
                                                        General Counsel as Agent

                                                    HYDROFLO, INC.

                                                    Per:
                                                        ------------------------
                                                        Dennis L. Mast
                                                        President